Exhibit 99.1

Willis Group Completes Sale of Stewart Smith Group to American Wholesale

    NEW YORK--(BUSINESS WIRE)--April 14, 2005--Willis Group Holdings (NYSE: WSH), the global insurance broker, and American Wholesale Insurance Group, Inc (AmWINS), the largest independent wholesale insurance broker in North America, announced today the closing of the previously announced acquisition by AmWINS of Stewart Smith Group, Willis' U.S. wholesale unit. Terms of the transaction were not disclosed.
    "We are pleased that in American Wholesale we have found a company and a management team committed to continuing to grow this line of business," said Joe Plumeri, Willis Group Chairman and CEO. "Our divesting Stewart Smith is consistent with staying true to our mission of focusing our attention and resources on growing our core retail operations."
    "Bringing together Stewart Smith with our existing brokerage operation makes great sense," said M. Steven DeCarlo, AmWINS President and Chief Executive Officer. "This transaction continues what we started almost three years ago - providing solutions exclusively to retail agents and brokers. The difference now: we have broader geographic presence, expanded people power, practice teams, and a well established and trusted trading relationship with brokers across the country."
    Willis Group Holdings Limited is a leading global insurance broker, developing and delivering professional insurance, reinsurance, risk management, financial and human resource consulting and actuarial services to corporations, public entities and institutions around the world. With over 300 offices in over 100 countries, its global team of 14,500 Associates serves clients in 180 countries. Willis is publicly traded on the New York Stock Exchange under the symbol WSH. Additional information on Willis may be found on its web site: www.willis.com.
    AmWINS (www.amwins.com) is a wholesale insurance organization dedicated to serving retail agents throughout the United States by providing property and casualty, group life and health, program administration services, and actuarial service capabilities.

    CONTACT: Willis Group Holdings Limited
             Investors:
             Kerry K. Calaiaro, +1-212-837-0880
             calaiaro_ke@willis.com
             or
             Media:
             Dan Prince, +1-212-837-0806
             prince_da@willis.com
             or
             AmWINS
             Gregg Calestini, +1-704-943-2004
             gregg.calestini@amwins.com